EXHIBIT 99.1
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact:  Mark B. Cox
          Executive Vice President, Treasurer,
          & Chief Financial Officer
          (480) 585-8888

FOR IMMEDIATE RELEASE

June 15, 2006


                GIANT INDUSTRIES, INC. ANNOUNCES RETIREMENT OF
           A BOARD MEMBER AND DEPARTURE OF CHIEF ACCOUNTING OFFICER

Scottsdale, Arizona, June 15, 2006 - Giant Industries, Inc. [NYSE: GI] today announced the retirement of Anthony Bernitsky from the Company's Board of Directors. Mr. Bernitsky has served as a member of the Board since 1996.

Commenting on his retirement, Mr. Bernitsky said, "I am very proud and honored to have had the privilege of serving on Giant's Board. It has been an experience that I shall always remember with much fondness."

Fred Holliger, Giant's Chairman and CEO commented, "I would like to thank Tony for his outstanding contribution to our Board and to the Company's shareholders. His strong contribution to the success of the Company will not be forgotten."

In addition, Giant announced that Greg Barber, Vice President - Chief Accounting Officer, has resigned to pursue another career opportunity. His resignation is effective June 16, 2006. Giant's Executive Vice President and Chief Financial Officer, Mark Cox, will assume Mr. Barber's responsibilities until a successor is named.

Cox commented, "We have very much enjoyed working with Greg. He has done an outstanding job for our Company, and we wish him nothing but the best in his future pursuits."

Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent Company of Phoenix Fuel Co., Inc. and Dial Oil Co., both of which are wholesale petroleum products distributors. For more information, please visit Giant's website at www.giant.com.